EXHIBIT 10.4

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

(John B. Green)

This Second Amended and Restated Agreement (“Agreement”), effective as of July 23, 2008, by and between John B. Green (the “Employee”) and GTC Biotherapeutics, Inc. (“GTC”, and together with its controlled affiliates and subsidiaries, the “Company”), a Massachusetts corporation, hereby amends and restates, in its entirety, that certain Amended and Restated Employment Agreement dated as of August 28, 1997, as amended on September 21, 1998 (the “Original Amended and Restated Agreement”), by and between GTC (under its former name of Genzyme Transgenics Corporation) and the Employee.

GTC and Employee desire to amend and restate the Original Amended and Restated Agreement as hereinafter set forth.

GTC desires to employ the Employee as Senior Vice President of Finance, Treasurer and Chief Financial Officer of GTC for the period and upon the terms and conditions hereinafter set forth.

Employee desires to serve in such capacities for such period and upon such terms. Accordingly, the parties hereto agree as follows:

SECTION 1. EMPLOYMENT OF EMPLOYEE.

1.1 Employment. Subject to the terms and conditions of this Agreement, GTC agrees to employ Employee as Senior Vice President of Finance, Treasurer and Chief Financial Officer of GTC. Employee shall perform such specific duties as are commensurate with such positions, and as may reasonably be assigned to the Employee from time to time by the Board of Directors of GTC or GTC’s Chief Executive Officer, for the period commencing on the date hereof until terminated as herein provided. Employee hereby accepts such employment.

SECTION 2. COMPENSATION. For all services to be rendered by Employee to GTC during the term of this Agreement, GTC shall pay to, and provide the Employee with, the following compensation and benefits:

2.1 Base Salary Bonus. For the period from the date hereof until December 31, 2008, GTC shall pay to Employee (i) a base salary of not less than $25,528.50 (equivalent to an annual rate of $306,342.00), prorated during the period Executive is employed hereunder and payable in substantially equal installments in accordance with GTC practice as in effect from time to time and (ii) incentive and compensatory bonuses, if any, as may be awarded from time to time by GTC’s Compensation Committee. With respect to subsequent periods during the term of this Agreement, GTC will review Employee’s base salary and bonus from time to time and may make adjustments to such base salary and determine such bonus based upon, among other factors: (a) Employee’s performance, (b) GTC’s performance, (c) changes in costs of living, (d) changes in Employee’s responsibilities, and (e) the benefit to GTC of Employee’s efforts on its behalf; provided that Employee’s base salary shall not be less than $25,528.50 per month during the term of this Agreement.

2.2 Participation in Benefit Plans. Employee shall be entitled to participate in all employee benefit plans or programs of GTC. For the purpose of determining Employee’s eligibility for such plans and programs, Employee’s tenure shall be calculated from Employee’s original date of hire at GTC (or any affiliate or predecessor of GTC). GTC may, from time to time, grant Employee stock options under GTC’s stock option plans. GTC does not guarantee the adoption or continuance of any particular employee benefit or stock plan or other program during the term of this Agreement, and Employee’s participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto. Employee shall be entitled to paid vacation each year in accordance with applicable GTC policy. Health and dental plans shall cover Employee and his dependents as they do for other GTC executives. Such health and dental plans comply with ERISA and COBRA to the extent applicable. Under current health insurance policies, such COBRA rights will commence on termination of the period over which severance payments are made under Section 4.2.

2.3 Expenses. GTC shall reimburse Employee for all ordinary and necessary business expenses incurred in the performance of Employee’s duties under this Agreement, provided that Employee accounts properly for such expenses to GTC in accordance with the general corporate policies of GTC and in accordance with the requirements of the Internal Revenue Service regulations relating to substantiation of expenses.

SECTION 3. CONFIDENTIAL INFORMATION AND NON-COMPETITION AGREEMENTS. The Employee confirms that he has executed a confidentiality and non-competition agreement pertaining to GTC’s intellectual property and confidential information and including GTC’s standard non-competition covenant for executive officers and key employees.

The obligations of Employee under this section and the agreements referenced in the preceding paragraph shall survive termination of this Agreement for any reason.

SECTION 4. TERMINATION AND SEVERANCE PAYMENT.

4.1 Termination. The employment of the Employee by GTC may be terminated as follows:

(a) Employee’s employment hereunder shall terminate upon Employee’s death or inability, by reason of physical or mental impairment, to perform substantially all of Employee’s duties as contemplated herein for a continuous period of 120 days or more;

(b) Employee’s employment hereunder may be terminated by GTC or Employee without Cause (as hereinafter defined);

(c) Employee’s employment hereunder may be terminated by GTC in the event of Employee’s breach of any material duty or obligation hereunder, or intentional or grossly negligent conduct that is materially injurious to GTC, as reasonably determined by GTC’s Board of Directors, or willful failure to follow the reasonable directions of GTC’s Board of Directors (any such event herein to be referred to as “Cause”); and

(d) Employee’s employment hereunder may be terminated by Employee within twenty-four (24) months after the occurrence of any one of the following (each, a “Change of Control”):

(i) the acquisition by any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934) from any party of an amount of GTC’s Common Stock so that it holds or controls 50% or more of GTC’s Common Stock;

(ii) a merger or similar combination after which 49% or more of the voting stock of the surviving corporation is held by persons who were not stockholders of GTC immediately prior to such merger or combination; or

(iii) a merger or similar combination in which GTC is not the surviving corporation; or

(iv) an acquisition, merger or similar combination or a divestiture of a substantial portion of GTC’s business after which the Employee’s role is not substantially the same as such role prior to the transaction; or

(v) the election by the stockholders of GTC of 20% or more of the directors of GTC other than pursuant to nomination by the Company’s independent directors or any committee thereof.

(vi) the sale by GTC of all or substantially all of its assets or business.

4.2 Severance Payment; Benefits.

(a) Termination Events Resulting in Severance Payments. In the event of the termination of the Employee’s employment:

(i) by GTC under Section 4.1(b), or

(ii) by Employee under Section 4.1(d),

and provided that such termination is a “separation from service” within the meaning of Treas. Reg. §1.409A-1(h), GTC shall make severance payment(s) to Employee equal to (A) the Base Salary Payment (as defined below) and (B) an amount equal to the Employee’s maximum incentive bonus that would next be payable to him and would otherwise be due to Employee if such termination had not occurred and the maximum amount of such bonus had been fully earned, pro rated on the basis of the number of days that have elapsed between the beginning of the bonus period in which such termination occurs and the termination date (“Severance Pay”), payable in a lump sum within ten (10) days after the termination date; provided, however that if the Employee is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) at the time of the Employee’s separation from service with the Company, no element of the Severance Pay will be paid to the Employee prior to the earlier of (i) the date that is six (6) months following the Employee’s separation from service or (ii) the date of the Employee’s death, but only to the extent that such delayed commencement date is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). The Severance Pay to which the Employee would otherwise be entitled during the first six (6) months following his separation from service shall be accumulated and paid in a lump sum on the date that is six (6) months and one day following the Employee’s separation from service (or if such date does not fall on a business day of GTC, the next following business day). If Employee’s employment is terminated by GTC under Section 4.1(b) or by Employee under Section 4.1(d) and such termination does not constitute a “separation from service” within the meaning of Code Section 409A(a)(2)(A)(i), Employee will be entitled to the Severance Pay but such payments will be made as set forth herein beginning after such time as Employee incurs a “separation from service”, and the amount of such payments will be computed as if Employee had incurred a “separation from service” on the date of such termination. No severance shall be payable in the event that Employee’s employment is terminated pursuant to Section 4.1(a) or (c), or by the Employee pursuant to 4.1(b). For the purposes of this Section, the “Base Salary Payment shall mean (a) twelve (12) months of the Employee’s base salary at the time of termination in the event GTC terminates the Employee pursuant to Section 4.1(b) at any time other than during the period 180 days prior to and twenty-four (24) months after a Change of Control and (b) twenty-four (24) months of the Employee’s base salary at the time of such termination in the event GTC terminates the Employee during the period 180 days prior to and twenty-four (24) months after a Change of Control and in the event the Employee terminates employment under Section 4.1(d).

(b) Benefits. Employee’s coverage under GTC’s health and dental insurance plans will remain in effect, at GTC’s expense, during the period following termination that has the duration of the time period used to determine the Base Salary Payment, unless Employee notifies GTC in writing that such coverage is no longer necessary. If, because of limitations required by third parties or imposed by law, Employee cannot be provided such benefits through GTC’s plans, then GTC will provide Employee with substantially equivalent benefits on an aggregate basis, at its expense. If GTC provides Employee with any health or dental benefits under or outside of its plans and such benefits are taxable to Employee, GTC’s payment for any such benefit shall be equal to the cost of such benefit and shall be paid on a monthly basis.

4.3 Accelerated Vesting of Options Upon a Change of Control. If this Agreement is terminated by Employee pursuant to Section 4.1(d) or if GTC terminates the Employee without Cause upon a Change of Control, any options then held by Employee to purchase shares of the Common Stock of GTC, which options are then subject to vesting, shall, notwithstanding any contrary provision in the agreement or plan pursuant to which such options had been granted, be fully vested and exercisable on the date immediately preceding the effective date of such termination for the duration of the term of such options, as if such termination of employment had not occurred.

SECTION 5. MISCELLANEOUS.

5.1 Assignment. This Agreement may not be assigned, in whole or in part, by either party without the prior written consent of the other party, except that GTC may, without the consent of Employee, assign its rights and obligations under this Agreement to any corporation, firm or other business entity with or into which GTC may merge or consolidate, or to which GTC may sell or transfer all or substantially all of its assets, or of which 50% or more of the equity investment and of the voting control is owned, directly or indirectly, by, or is under common ownership with, GTC. After any such assignment by GTC, GTC shall be discharged from all further liability hereunder and such assignee shall have all the rights and obligations of GTC under this Agreement.

5.2 Notices. All notices, requests, demands and other communications to be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed by registered or certified mail, return receipt requested, postage prepaid, to the addresses set forth at the beginning of this Agreement or such other address as a party shall have designated by notice in writing to the other party, provided that notice of any change in address must actually have been received to be effective hereunder.

5.3 Integration. This Agreement is the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior agreement or understanding relating to Employee’s employment with or compensation by GTC or any of its subsidiaries, including, but not limited to, an Employment Agreement dated June 14, 1994 between GTC, the Employee and TSI Corporation. This Agreement may not be amended, supplemented or otherwise modified except by a writing signed by Employee and GTC.

5.4 Binding Effect. Subject to Section 5.1, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors, assigns, heirs and personal representatives.

5.5 Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original and shall together constitute one and the same instrument.

5.6 Severability. If any provision hereof shall, for any reason, be held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid or unenforceable provision had not been included herein. If any provision hereof shall for any reason be held by a court to be excessively broad as to duration, geographical scope, activity or subject matter, it shall be construed by limiting and reducing it to make it enforceable to the extent compatible with applicable law as then in effect.

5.7 Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, without regard to its conflict-of-law provisions.

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as of the date first written above.

EMPLOYEE

/s/ John B. Green
John B. Green

GTC BIOTHERAPEUTICS, INC.

By:	/s/ Geoffrey F. Cox
Title:	Chairman, President and CEO